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                                                                    EXHIBIT 10.5



Upon his retirement as President and Chief Executive Officer on November 1, 2001, Mr. Roth commenced a twelve-month leave of absence with pay prior to service pension in accordance with Nortel Networks Limited's policy. During this period, Mr. Roth will continue to receive his base salary and continue to accrue service for purposes of calculating his pension. Certain of Mr. Roth's unvested stock options vested on November 1, 2001 except that options granted during the last twelve month period will vest twelve months following the grant date, and replacement grants under the key contributor program will vest in accordance with their terms (which in Mr. Roth's situation will mean that such replacement options will not vest and will not be exercisable by him). Mr. Roth has thirty-six months from November 1, 2001 to exercise his stock options. On March 31, 2003, Mr. Roth will also be eligible, subject to the terms of his allocation and the committee's discretion, to receive the restricted stock units allocated to him in April 2001.